Exhibit 99.3
Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations
The following commentary should be read in conjunction with the Consolidated Financial Statements and the accompanying Notes to Consolidated Financial Statements for the years ended December 31, 2004, 2003 and 2002. The phrase: “Earnings (loss) from continuing operations before cumulative effect of accounting change” is abbreviated as “Earnings (loss) from continuing operations” within the following Management’s Discussion and Analysis of Financial Condition, Results of Operations and Notes to Consolidated Financial Statements.
We are a global specialty materials company that brings technology and innovation to the market to enhance the performance of end-use consumer products made by our customers. Our Salt business is one of the most recognizable brand names in the world. Our products are sold primarily for use in the construction and building; electronics; household products and personal care; packaging and food; and automotive markets. We operate six reportable operating segments: Coatings, Performance Chemicals, Monomers, Electronic Materials, Adhesives and Sealants, and Salt.
2004 – A Year in Review
Our performance this year was an improvement over 2003 as the overall economic recovery helped bolster demand across all markets and regions. Our strong portfolio of products and technologies continued to drive growth. Other significant items affecting the results of our 2004 operations include:
•	the impact of foreign currency translation; and

•	tight supply and escalating raw material and energy prices; and

•	continued selling price improvements.
In 2004, we reported sales of $7,300 million, a 14% increase over 2003. Over 70% of this increase is from organic growth through improved demand and higher selling prices primarily in our Coatings, Electronic Materials, and Performance Chemicals segments. The remainder of the increase in sales was largely due to the impact of favorable foreign currencies.
We reported earnings from continuing operations in 2004 of $496 million, or $2.21 per share, as compared to 2003 earnings from continuing operations of $288 million or $1.30 per share, reflecting the impact of higher demand, higher pricing, lower restructuring and impairment charges and favorable currencies.
Critical Accounting Estimates
Our consolidated financial statements have been prepared in accordance with generally accepted accounting principles in the United States of America (GAAP). The preparation of these financial statements requires us to make estimates and assumptions that affect the reported amounts of revenues and expenses, assets and liabilities and the disclosure of contingent assets and liabilities. Management considers an accounting estimate to be critical to the preparation of our financial statements when:
•	the estimate is complex in nature or requires a high degree of judgment; and

•	if different estimates and assumptions were used, the result could have a material impact to the consolidated financial statements.
Management has discussed the development and selection of our critical accounting estimates and related disclosures with the Audit Committee of our Board of Directors. Those estimates critical to the preparation of our consolidated financial statements are listed below.
➢ Litigation and Environmental Reserves
We are involved in litigation in the ordinary course of business including personal injury, property damage and environmental litigation. Additionally, we are involved in environmental remediation and spend significant amounts for both Company-owned and third party locations. In accordance with GAAP, we are required to assess these matters to: 1) determine if a liability is probable; and 2) record such a liability when the financial exposure can be reasonably estimated. The determination and estimation of these liabilities are critical to the preparation of our financial statements.

In reviewing such matters, we consider a broad range of information, including the claims, demands, settlement offers received from governmental authorities or private parties, estimates performed by independent third parties, identification of other responsible parties and an assessment of their ability to contribute and our prior experience, to determine if a liability is probable and if the value is estimable. If both of these conditions are met, we record a liability. If we believe that no best estimate exists, we accrue the minimum in a range of possible losses, and disclose any material reasonably possible additional losses. If we determine a liability to be only reasonably possible, we consider the same information to estimate the possible exposure and disclose the potential liability.
Our most significant reserves have been established for remediation and restoration costs associated with environmental damage. As of December 31, 2004, we have $137 million reserved for environmental- related costs. We conduct studies and site surveys to determine the extent of environmental damage and necessary remediation. With the expertise of our environmental engineers and legal counsel, we determine our best estimates for remediation and restoration costs. These estimates are based on forecasts of future costs for remediation and change periodically as additional and better information becomes available. Changes to assumptions and considerations used to calculate remediation reserves could materially affect our results of operations. If we determine that the scope of remediation is broader than originally planned, discover new contamination, discover previously unknown sites or become subject to related personal injury or property damage claims, our estimates and assumptions could materially change.
We believe the current assumptions and other considerations used to estimate reserves for both our environmental and other legal liabilities are appropriate. These estimates are based in large part on information currently available and the current laws and regulations governing these matters. If additional information becomes available or there are changes to the laws or regulations or actual experience differs from the assumptions and considerations used in estimating our reserves, the resulting change could have a material impact on the results of our operations, financial position or cash flows.
· Income Taxes
The objective of accounting for income taxes is to recognize the amount of taxes payable or refundable for the current year and deferred tax liabilities and assets for the future tax consequences of events that have been recognized in our financial statements or tax returns.
In the determination of our current year tax provision, we assume that substantially all of the foreign earnings are remitted to the United States and since, upon remittance, such earnings are taxable, we provide federal income taxes on income from our foreign subsidiaries. In addition, we operate within multiple taxing jurisdictions and are subject to audit within these jurisdictions. We record accruals for the estimated outcomes of these audits. We adjust these accruals, if necessary, upon the completion of tax audits or changes in tax law. Since significant judgment is required to assess the future tax consequences of events that have been recognized in our financial statements or tax returns, we consider such estimates to be critical to the preparation of our financial statements.
We believe that the current assumptions and other considerations used to estimate the current year effective and deferred tax positions are appropriate. However, if the actual outcome of future tax consequences differs from our estimates and assumptions, the resulting change to the provision for income taxes could have a material impact on our results of operations, financial position or cash flows. A 1% change in the effective tax rate would change the annual income tax expense by $7 million.
➢ Restructuring
When appropriate, we record charges relating to efforts to strategically reposition our manufacturing footprint and support service functions. In the past three years, we recorded a net $18 million, $96 million and $17 million in 2004, 2003 and 2002, respectively, for severance and other employee benefits within the provision for restructuring and asset impairments in the Consolidated Statements of Operations.
Reserves are established for such initiatives by calculating our best estimate of employee termination costs utilizing detailed restructuring plans approved by management. Reserve calculations are based upon various factors including an employee’s length of service, contract provisions, salary level and health care benefit choices. We believe the estimates and assumptions used to calculate these restructuring provisions are appropriate, and although significant changes are not anticipated, actual costs could differ from the assumptions and considerations used in estimating reserves should changes be made in the nature or timing of our restructuring plans. The resulting change could have a material impact on our results of operations or financial position.

➢ Long-Lived Assets
Our long-lived assets include land, buildings, equipment, long-term investments, goodwill, indefinite-lived intangible assets and other intangible assets. Long-lived assets, other than investments, goodwill and indefinite-lived intangible assets, are depreciated over their estimated useful lives, and are reviewed for impairment whenever changes in circumstances indicate the carrying value may not be recoverable. Such circumstances would include a significant decrease in the market price of a long-lived asset, a significant adverse change in the manner in which the asset is being used or in its physical condition, or a history of operating or cash flow losses associated with the use of the asset. In addition, changes in the expected useful life of these long-lived assets may also be an impairment indicator. As a result, future decisions to change our manufacturing footprint or exit certain businesses could result in material impairment charges.
When such events or changes occur, we estimate the future cash flows expected to result from the asset use and, if applicable, the eventual disposition of the assets. The key variables that we must estimate include assumptions regarding sales volume, selling prices, raw material prices, labor and other employee benefit costs, capital additions and other economic factors. These variables require significant management judgment and include inherent uncertainties since they are forecasting future events. For this reason, we consider our estimates to be critical in the preparation of our consolidated statements of operations. If such assets are considered impaired, they are written down to fair value as appropriate.
Goodwill and indefinite-lived intangible assets are reviewed annually or more frequently if changes in circumstances indicate the carrying value may not be recoverable. To test for recoverability, we typically utilize discounted estimated future cash flows to measure fair value for each reporting unit. This calculation is highly sensitive to both the estimated future cash flows of each reporting unit and the discount rate assumed in these calculations. These components are discussed below:
•	Estimated future cash flows

The key variables that we must estimate to determine future cash flows include assumptions for sales volume, selling prices, raw material prices, labor and other employee benefit costs, capital additions and other economic or market-related factors. Significant management judgment is involved in estimating these variables, and they include inherent uncertainties since they are forecasting future events. For example, unanticipated changes in competition, customer sourcing requirements and product maturity would all have a significant impact on these estimates.

•	Discount rate

We employ a Weighted Average Cost of Capital (WACC) approach to determining our discount rate for goodwill recoverability testing. Our WACC calculation includes factors such as the risk free rate of return, cost of debt and expected equity premiums. The factors in this calculation are largely external to our Company and therefore beyond our control. The average WACC utilized in our goodwill recoverability testing for 2004 and 2003 was 9.5% and 9.1%, respectively. A 1% change in the WACC will result in an approximate 15% change in the computed fair value of our reporting units. The following table summarizes the major factors that influence the rate:

	2004	2003

Risk free rate of return	5.4%	4.5%
Cost of debt	7.2%	7.1%
Market risk premium	4.0%	5.0%
The change in risk free rate of return is due to the overall increase in the U.S. interest rates between the dates of our annual impairment testing in May 2003 and May 2004. In 2004, we reduced our estimate of the market risk premium to reflect management’s best estimate of its cost of capital. The reduction is consistent with market risk premiums used in our other financial estimates.
We believe the current assumptions and other considerations used in the above estimates are reasonable and appropriate. Based on the results of the annual impairment test in 2004, goodwill and indefinite-lived intangible assets of our Automotive Coatings, Adhesives and Sealants, Salt, and certain Process Chemicals reporting units had fair values only slightly in excess of the book value of their net assets. Accordingly, even a small adverse change in the estimated future cash flows for these businesses or increases in the WACC rate could result in the fair value falling below the book value of their net assets. This could result in material impairment charges.

The fair values of our long-term investments are dependent on the financial performance and solvency of the entities in which we invest, as well as volatility inherent in their external markets. In assessing potential impairment for these investments, we will consider these factors as well as the forecasted financial performance of its investment entities. If these forecasts are not met, we may have to record additional impairment charges.
➢ Pension and Other Employee Benefits
Certain assumptions are used to measure plan obligations and related assets of Company-sponsored defined benefit pension plans, post-retirement benefits, post-employment benefits (e.g. medical, disability) and other employee liabilities. Plan obligations and annual expense calculations are based on a number of key assumptions. These assumptions include the weighted-average discount rate at which obligations can be effectively settled, the anticipated rate of future increases in compensation levels, the expected long-term rate of return on assets, increases or trends in health care costs and estimated mortality. We use actuaries to assist us in preparing these calculations and determining these assumptions. These assumptions involve inherent uncertainties, which may not be controllable by management, and as a result, adjustments to expense may be required in future periods. We believe that the current assumptions and other considerations used to estimate plan obligations and annual expense are appropriate. However, if the actual outcome differs from our estimates and assumptions, the resulting change could have a material impact on the consolidated results of operations and statement of position. The weighted-average discount rate and the estimated return on U.S. plan assets, which constitute the majority of our plan assets, used in our determination of pension expense are as follows:

	2004	2003	2002

Weighted-average discount rate	6.25%	6.67%	7.25%
Estimated return on plan assets	8.50%	8.50%	8.50%
The following illustrates the annual impact on pension expense of a 50 basis point increase or decrease from the current assumptions.

					Combined
	Weighted-Average		Estimated Return on		Increase/(Decrease)
	Discount Rate		Plan Assets		Pension Expense
(in millions)	U.S.	Non-U.S.	U.S.	Non-U.S.	U.S.	Non-U.S.

50 basis point increase	$(8.0)	$(5.8)	$(6.2)	$(2.4)	$(14.2)	$(8.2)
50 basis point decrease	$8.4	$5.5	$6.2	$2.4	$14.6	$7.9
The annual impact on other post retirement employee benefits expense of a 50 basis point increase or decrease from the current discount rate is immaterial.

Reportable Operating Segments at December 31, 2004
We operate six reportable operating segments, as presented below. Additional information regarding the markets these segments serve can be found in Item 1. Business. Our sales by reportable operating segment and region is presented below.

		Performance		Electronic	Adhesives		Segment
(in millions)	Coatings	Chemicals	Monomers	Materials	& Sealants	Salt	Elims.	Total

N. America
2004	$1,364	$620	$352	$351	$258	$829	$—	$3,774
2003	1,245	542	261	322	232	801	—	3,403
2002	1,184	551	282	332	237	706	—	3,292

Europe
2004	$655	$582	$163	$220	$297	$—	$—	$1,917
2003	590	521	120	199	291	—	—	1,721
2002	415	432	71	187	260	—	—	1,365

Asia-Pacific
2004	$264	$308	$2	$679	$89	$—	$—	$1,342
2003	211	250	3	558	67	—	—	1,089
2002	177	167	—	468	56	—	—	868

Latin Amer.
2004	$112	$80	$26	$—	$49	$—	$—	$267
2003	89	69	8	—	42	—	—	208
2002	90	67	6	—	39	—	—	202

Segment Elims.
2004	$—	$—	$840	$—	$—	$—	$(840)	$—
2003	—	—	760	—	—	—	(760)	—
2002	—	—	611	—	—	—	(611)	—

Total
2004	$2,395	$1,590	$1,383	$1,250	$693	$829	$(840)	$7,300
2003	2,135	1,382	1,152	1,079	632	801	(760)	6,421
2002	1,866	1,217	970	987	592	706	(611)	5,727

	Actual
(in millions)	2004	2003	2002

Earnings (loss) from Continuing Operations Before Cumulative Effect of Accounting Change
Coatings	$212	$134	$189
Performance Chemicals	151	61	57
Monomers	95	76	70
Electronic Materials	127	92	(6)
Adhesives and Sealants	37	9	(1)
Salt	49	54	45
Corporate	(175)	(138)	(144)

Total	$496	$288	$210

Consolidated Results of Operations for the Year Ended December 31, 2004, as Compared to the Year Ended December 31, 2003
Net Sales and Gross Profits
In 2004, our consolidated net sales were $7,300 million, an increase of 14% or $879 million over 2003 net sales of $6,421 million. This increase is primarily driven by greater demand across most of our businesses, the impact of favorable foreign currencies, and higher selling prices as presented below:

Sales Change for 2004 from 2003%

Volume	7
Currency	3
Selling price	3
Other	1

Total change	14%
Our Coatings, Performance Chemicals, Electronic Materials and Monomers segments demonstrated strong sales growth in 2004, accounting for approximately 90% or $790 million of the total increase in net sales from 2003. The impact of favorable foreign currencies on the results of these segments accounted for 21% of this increase. Factors contributing to the improvement by segment are reported as follows:
•	Coatings – primarily driven by the impact of higher demand, favorable impact of currencies, and higher selling prices;

•	Performance Chemicals – driven by higher demand across most businesses, the favorable impact of currencies and higher selling prices;

•	Electronic Materials – driven by higher demand for advanced technology product lines in Semiconductor Technologies and advanced packaging in Packaging and Finishing Technologies; and

•	Monomers – driven by higher selling prices, increased demand and the favorable impact of currencies.
Net sales from Adhesives and Sealants and Salt accounted for the remaining $89 million in consolidated net sales and are more fully described in the segment section below.
Gross profit for 2004 was $2,129 million, an increase of 11% from $1,913 million in 2003, due to the increase in sales. Gross profit margin decreased in 2004 to 29.2% from 29.8% in 2003 due to significantly higher raw material and energy costs which were only partially offset by the benefit of higher demand, the favorable impact of currency and higher selling prices. In addition, the consolidation of a joint venture previously recorded as an equity method investment also had a favorable impact of approximately 100 basis points on gross profit margin, which is discussed further in Note 27 to our Consolidated Financial Statements. We also recorded gains from insurance settlements of $13 million and $58 million in 2004 and 2003, respectively.
In 2005, we anticipate raw material and natural gas prices to exceed 2004 levels; however, it is difficult to predict the extent and duration of higher prices. For further information regarding the impact of raw materials on our businesses, please see “Raw Materials” section.
We are making efforts to mitigate the impact of escalating raw material and energy costs primarily by increasing selling prices, exercising control over discretionary spending, and utilizing swap, option and collar contracts. We have not yet fully recovered the 2004 raw material price increases. While we cannot predict whether current raw material prices will decrease in the future, we have been somewhat successful at managing the impact through the strategies listed above. Additionally, we will incur higher expenses for employee-related benefits, such as wages and pension expense, in 2005. Overall, we anticipate, our gross margins will remain in the 29% to 30% range.
Selling and Administrative Expense
In 2004, selling and administrative expenses increased 11%, or $102 million, to $994 million from $892 million in 2003. The increase was primarily due to: 1) higher employee-related costs, including increased pension expense, normal salary increases, the increasing rate of health care costs and higher stock-based compensation expense; 2) the consolidation of a joint venture previously recorded as an equity method investment as a result of FIN 46 (see

Note 27 to our Consolidated Financial Statements); 3) the unfavorable impact of currencies primarily due to the strengthening of foreign currencies versus the U.S. dollar; and 4) higher consulting fees for process reengineering efforts and internal control documentation as part of our efforts to meet compliance rules under the Sarbanes-Oxley Act of 2002. These increases were partially offset by the favorable impact of recent cost savings initiatives.
We believe that our cost savings initiatives will continue to reduce certain administrative costs as we improve efficiencies. However, we anticipate overall higher employee-related costs in 2005 as a result of an increase in pension costs due to a combination of the decline in the discount rate and amortization of prior unrecognized losses in accordance with U.S. GAAP; normal salary increases; the increasing rate of health care costs; and increased stock-based compensation expense for stock option and restricted stock grants, primarily as a result of the increased amortization due to our adoption of FAS 123 in 2003 and the start of restricted grants to middle management in 2003.
Research and Development Expense
We spent $263 million on research and development costs in 2004, an increase of $28 million or 12% from 2003 spending of $235 million. The increase reflects higher employee-related costs and higher project spending, consistent with our plan for 2004, along with the impact of the consolidation of a joint venture previously recorded as an equity method investment.
Interest Expense
Interest expense for 2004 was $133 million, a 6% increase from $126 million in 2003. This increase was primarily the result of higher average U.S. interest rates throughout 2004. In addition we recorded lower capitalized interest due to the lower overall capital spending throughout most of 2004.
Amortization of Finite-lived Intangible Assets
Amortization of intangible assets for 2004 was $62 million, a 7% decrease from $67 million in 2003. The decrease is due to a lower asset base as compared to 2003, resulting primarily from the June 2003 impairment of certain finite-lived intangible assets.
Share of Affiliate Earnings, net
In 2004, we recorded affiliate net earnings of $14 million, a 7% decrease from $15 million in 2003. The decrease was primarily due to the adoption of FIN 46R, “Consolidation of Variable Interest Entities,” which required the consolidation of a joint venture in 2004, that was previously accounted for as an equity affiliate (see Note 27 to our Consolidated Financial Statements).
Provision for Restructuring and Asset Impairments
In 2004, we recognized a net $18 million of restructuring and asset impairment charges, a decrease of $178 million compared to 2003 expense of $196 million.

(in millions)	2004	2003	2002

Severance and employee benefits, net	$18	$96	$17
Asset impairments, net of gains on sales	2	96	158
Other, including contract lease termination penalties	(2)	4	2

Amount charged to earnings	$18	$196	$177
2004
Severance and Employee Benefits
In 2004, we recognized a net $18 million of severance and associated employee benefit expense, of which $33 million affecting 500 positions, pertained to 2004 initiatives. The 2004 initiatives included: $18 million associated with the reorganization of our Plastics Additives, Architectural and Functional Coatings, Adhesives and Sealants and Electronic Materials businesses; and $15 million associated with several smaller reduction in force efforts, primarily associated with our administrative support functions. These initiatives are designed to reduce redundant costs and reposition our workforce to capitalize on the enhancements made possible by the implementation of our Enterprise Resource Planning System. These new initiatives are expected to result in annual savings of approximately $71 million.

Offsetting these charges were $3 million of changes to reserves recorded in the current year and $12 million for prior years initiatives. These changes in estimates are largely related to a reduction in the design and scope of our previously announced North American support services restructuring, as certain business model transformation opportunities did not generate the anticipated benefits, and to a change in estimates for the North American Plastics Additives initiative announced in the second quarter.
As of December 31, 2004, 102 positions of the 500 identified have been eliminated. The balance at December 31, 2004, recorded for severance and employee benefits, was included in accrued liabilities in the Consolidated Balance Sheets.
Asset Impairments
In 2004, we recognized $2 million in asset impairment charges primarily related to an administrative functions initiative announced in the second quarter.
2003
Severance and Employee Benefits
In 2003, we recognized a net $96 million of severance and associated employee benefit expense, of which $82 million, affecting 1,460 positions in total pertained to 2003 initiatives. The 2003 initiatives included: $22 million pertaining to a European restructuring initiative which commenced in the second quarter; $25 million associated with the elimination of positions primarily in our North American support services, such as logistics, human resources, procurement and information technology announced in the fourth quarter; and $35 million associated with several smaller reductions in force initiatives in various businesses throughout the year. In most cases, separated employees were offered early termination benefits. The charge is based on actual amounts paid to employees as well as amounts expected to be paid upon termination. These initiatives were designed to address business and infrastructure inefficiencies, reduce redundant costs and reposition our workforce to capitalize on the enhancements made possible by the implementation of our Enterprise Resource Planning system.
Included in the $96 million charge, is a $14 million increase in expense, comprised of a $2 million reversal of charges recorded in 2003 for current year initiatives and a $16 million expense pertaining to 2002 initiatives. Changes in estimates are recorded as actual costs are compared to original estimates and reserves are adjusted as expenses are finalized. The changes to prior year initiatives mostly include settlement losses on pension obligations as individual pension liabilities were settled from the pension plan. We recognize pension settlement gains or losses at the time an employee’s individual liability is settled within the pension plan.
As of December 31, 2004, 858 positions of the 1,460 identified had been eliminated. In 2004, we reduced the total number of positions to be affected by these initiatives by 350 positions. This reduction is primarily a result of the change in scope of the North American support services restructuring. The balance at December 31, 2004 recorded for these severance and employee benefits was included in accrued liabilities in the Consolidated Balance Sheet.
Asset Impairments
In 2003, we recognized $96 million of net asset impairment charges. Of the total, $116 million was recognized as asset impairment charges recorded to adjust the carrying value of certain assets to their fair value, which was calculated using discounted cash flow analyses. Gains on sales of previously impaired assets offset the total impairment charge by $20 million.
In general, we continue to analyze other efficiency initiatives, including plant closures, manufacturing footprint redesign and organizational restructurings made possible by the implementation of our Enterprise Resource Planning system. If approved by management, significant future initiatives could result in material restructuring and asset impairment charges. We believe that it is possible that additional restructuring activities will be approved during 2005 and could result in restructuring and asset impairment charges. We are currently not able to estimate the impact of these charges although they could be material.
Other Income, net
In 2004, net other income increased to $41 million from $7 million in 2003. Significant increases in other income includes $11 million of pre-tax gains on sales of real estate and an $8 million pre-tax gain on the sale of our remaining interest in the European Salt business, which we sold in 2000.

Income Taxes
In 2004, we recorded a provision for income tax expense of $207 million reflecting an effective tax rate of 29%. The decrease in the effective rate from 31% on earnings in 2003 is primarily due to lower taxes on foreign earnings.
Cumulative Effect of Accounting Change
The adoption of SFAS No. 143, “Accounting for Asset Retirement Obligations,” was a required change in accounting principle and the cumulative effect of adopting this standard as of January 1, 2003 resulted in a non-cash, after-tax charge of $8 million in the first quarter of 2003. As a result of the adoption of FIN 46R “Consolidation of Variable Interest Entities,” we consolidated a joint venture as of January 1, 2004. Due to the fact that we previously accounted for this joint venture as an equity method investment, the cumulative effect of the accounting change was not material.
Net Earnings
In 2004, we reported net earnings of $497 million, or $2.22 per diluted share compared to $280 million, or $1.26 per diluted share in 2003.
Earnings from continuing operations were $496 million in 2004 compared to $288 million in 2003. The growth in 2004 earnings was primarily due to the absence of prior period restructuring and asset impairment charges of $126 million after-tax, increased gross profit driven by higher sales, partially offset by higher selling, administrative and research expenses.
Results of Operations for the Year Ended December 31, 2004, as Compared to the Year Ended December 31, 2003 – by Business Segment
COATINGS
In 2004, net sales from our Coatings segment were $2,395 million, an increase of 12% from net sales of $2,135 million in 2003. In 2004, our Coatings segment realized benefits primarily driven by the impact of higher demand, especially in the architectural and functional coatings business, the favorable impact of currencies and higher selling prices. Sales from Architectural and Functional Coatings, which account for the majority of total Coatings sales, increased 14% over the prior year due primarily to strong demand and increased selling prices and to a lesser extent the favorable impact of currencies. This increase in demand is attributable to the strong building and construction markets as well as steady growth from new products, such as our latest opaque polymers and semi-gloss binders. The increase in demand in Asia-Pacific was across most markets. Powder Coatings sales increased 6% due to the favorable impact of currencies and a slight increase in selling prices offset by lower demand especially in the European Region. Automotive Coatings sales increased 7% from the prior year, primarily driven by the favorable impact of currencies, share gains in the North American market, and good growth from new products that provide higher end finishes in new car markets, partially offset by lower selling prices.
Earnings from continuing operations were $212 million for 2004, as compared to $134 million in 2003. The increase over the prior year was due largely to $66 million in lower after-tax restructuring and asset impairment charges. The remaining increase is attributable to higher demand, the favorable impact of currencies and higher selling prices that were substantially offset by higher raw material, energy and sales and administrative costs.
PERFORMANCE CHEMICALS
In 2004, net sales from Performance Chemicals were $1,590 million, an increase of 15% from prior year net sales of $1,382 million, primarily driven by higher demand across most businesses, the favorable impact of currencies and higher selling prices.
Sales from Plastics Additives increased 16% from the prior year mostly driven by higher demand in North America, due to strong recovery in the PVC industry and share gain, Europe and Asia, especially in China and India, due to the shift in acrylic-based products and the impact of higher selling prices and favorable foreign currencies. Sales from Consumer and Industrial Specialties increased 12% over the prior year. The increase was primarily due to higher demand in North America for biocides used in wood preservation and personal care products, in addition to strong demand for detergent dispersants in Asia-Pacific and North America as well as favorable foreign currency. Net sales from Process Chemicals increased 15%, mostly due to higher demand across most segments and regions with particular strength in ion exchange resins for the industrial and potable water markets, as well as the power industry, as well as stronger currencies and higher selling prices.

Performance Chemicals reported earnings from continuing operations of $151 million, compared to $61 million in the prior year, as higher demand, increased selling prices, the favorable impact of currencies, and efficient operations more than offset higher raw material and energy costs, as well as the absence of restructuring and asset impairment charges of $33 million after-tax that occurred in the prior year.
MONOMERS
In 2004, net sales from Monomers were $1,383 million, an increase of 20% from prior year net sales of $1,152 million. Net sales figures for Monomers include sales to our downstream monomer-consuming businesses, primarily Architectural and Functional Coatings, Adhesives and Sealants and Performance Chemicals. Sales to external customers increased 39% to $543 million in 2004 from $392 million in the prior year. This increase can primarily be attributed to higher selling prices and higher demand, due to strong overall global economies, as well as the favorable impact of currencies.

	Year Ended
	December 31,
(in millions)	2004	2003

Total Sales	$1,383	$1,152
Elimination of Intersegment Sales	(840)	(760)

Third Party Sales	$543	$392
Earnings of $95 million for 2004, increased from $76 million in the prior year, primarily due to higher selling prices, higher demand, as well as the favorable impact of currencies.
ELECTRONIC MATERIALS
In 2004, net sales from Electronic Materials were $1,250 million, a 16% increase from net sales of $1,079 million in 2003. Sales increased in all businesses and regions, primarily driven by increased demand for higher technology products. The favorable impact of currencies essentially offset normal selling price declines of older product lines. Sales of advanced technology products, such as deep ultra-violet photo resists, anti-reflective coatings and chemical mechanical planarization pads and slurries increased 19% from the prior period. Sales from Circuit Board Technologies increased 10% over the prior year driven by growth in Asia-Pacific. Sales from Semiconductor Technologies increased 16% as compared to 2003 on recovery of market conditions. Sales from Packaging and Finishing Technologies increased 23% from the prior period as demand for electronic and industrial applications continues to grow in all regions.
In 2004, Electronic Materials reported earnings from continuing operations of $127 million as compared to $92 million in 2003, primarily led by growth, especially in the higher margin advanced technology product lines, combined with disciplined cost management.
ADHESIVES AND SEALANTS
In 2004, net sales from Adhesives and Sealants were $693 million, an increase of 10% from net sales of $632 million in 2003, primarily driven by the impact of favorable foreign currencies, selling price improvements and higher demand. North American demand was up in many markets, due to overall solid economic growth. Higher sales in Asia-Pacific and Latin America were driven primarily by packaging and pressure sensitive adhesives.
Earnings from continuing operations were $37 million in 2004 compared to $9 million in 2003. The increase from the prior year is due to higher selling prices, higher demand, the favorable impact of currency and favorable operations, partially offset by higher raw material and energy costs.
While the performance of this business has improved over the prior year, continued improvement plans may be needed to meet our expectations and could result in material restructuring and asset impairment charges. If we are unable to achieve the expected margins for this business, it would adversely impact the discounted estimated future cash flows for this segment, which are used to test the recoverability of goodwill. This could result in material goodwill and intangible asset impairment charges if the fair value falls below the book value of Adhesives and Sealants’ net assets.

SALT
In 2004, net sales from Salt were $829 million, an increase of 4% from prior year net sales of $801 million. Our Salt segment benefited from favorable currency and increased selling prices partially offset by slightly lower overall demand. Higher demand for non-ice control products, especially for water conditioning and industrial markets, largely offset the decreased ice-control sales as compared with the very strong prior year.
Earnings from continuing operations were $49 million for 2004 compared to $54 million from the prior year reflecting increased energy and employee-related costs, promotional expenses for new products and higher distribution costs as compared to the prior year.
CORPORATE
Corporate reported after-tax expenses of $175 million in 2004, representing a 27% increase over prior year after-tax expenses of $138 million. Insurance recoveries were lower by $30 million after tax. The remaining increase was primarily due to higher consulting costs for internal control documentation as part of our efforts to meet compliance rules under the Sarbanes-Oxley Act of 2002, as well as higher environmental spending.
Consolidated Results of Operations for the Year Ended December 31, 2003 as Compared to the Year Ended December 31, 2002
Net Sales and Operating Margins
In 2003, our consolidated net sales were $6,421 million, an increase of 12% or $694 million, from 2002 net sales of $5,727 million. This increase was primarily driven by the impact of favorable foreign currencies and improved selling prices, as presented below:

Sales Change for 2003
from 2002%
Volume	2
Currency	5
Selling price	2
Other	3

Total change	12%
Our Coatings, Performance Chemicals, Salt and Electronic Materials segments performed well in 2003, accounting for 89% or $621 million of the total increase in net sales over 2002 results. The impact of favorable foreign currencies on the results of these segments accounted for 39% of this increase. Other factors contributing to the improvement are reported as follows:
•	Coatings – the September 2002 acquisition of the Ferro Corporation’s European Powder Coatings business and improved selling prices;

•	Performance Chemicals – the December 2002 acquisition of the Kureha Plastics Additives business and improved selling prices;

•	Salt – higher ice-control volume resulting from the impact of the severe winter weather in 2003; and

•	Electronic Materials – higher demand for advanced technology product lines in Microelectronics and advanced packaging in Electronic and Industrial Finishes.
Net sales from Adhesives and Sealants and Monomers accounted for the remaining increase of 11%, or $73 million, of the total increase in consolidated net sales and are more fully described in the segment section below.
Gross profit for 2003 was $1,913 million, an increase of 7% from $1,793 million in 2002 on higher sales. Gross profit margin decreased in 2003 to 29.8% from 31.3% in 2002 as the impact of significantly higher raw material and energy costs were only partially offset by selling price increases.
Gains from insurance settlements were material in both 2003 and 2002 results. We recorded income of $58 million and $76 million in 2003 and 2002, respectively.

Selling and Administrative Expenses
In 2003, selling and administrative expenses increased 3%, or $29 million, to $892 million from $863 million in 2002. During 2003, we began to see the favorable impact from recent restructuring efforts with lower salary and administrative costs as compared to 2002. However, the addition of full year results from our 2002 acquisitions, along with the unfavorable impact of foreign currency, primarily due to the strengthening of the Euro versus the U.S. dollar on European expenses, outweighed these cost reductions.
Research and Development Expenses
We spent $235 million on research and development costs in 2003, a decrease of $17 million from 2002 spending of $252 million. The decrease was driven by: 1) the discontinuation of our gene regulation research program in late 2002, which was donated to the University of Pittsburgh in 2003; 2) the absence of one-time costs in 2003 directly associated with previous restructuring initiatives, primarily the shutdown of our Bristol Technical Center in September 2002; and 3) improved cost controls and the benefits earned from earlier restructuring efforts.
Interest Expense
Interest expense for 2003 was $126 million, a 5% reduction from $132 million in 2002, primarily due to lower U.S. interest rates. Higher interest expense due to the unfavorable impact of foreign currency on our non-U.S. denominated debt was offset by the effect of lower U.S. interest rates. In December 2003, we retired $451 million of our 6.95% debt.
Amortization of Finite-Lived Intangible Assets
Amortization of intangible assets for 2003 was $67 million, a 3% decrease from $69 million in 2002. The decrease is due to a lower asset base as compared to 2002, resulting primarily from the December 2002 impairment of $121 million and the June 2003 impairment of $80 million of certain finite-lived intangible assets associated with our Circuit Board Technologies and Powder Coatings businesses, respectively.
Share of Affiliate Earnings, net
In 2003, we recorded affiliate net earnings of $15 million, remaining flat with 2002.
Provision for Restructuring and Asset Impairments
In 2003, we recognized $196 million of restructuring and asset impairment charges, an increase of $19 million over 2002 expense of $177 million.
2003
Severance and Employee Benefits
In 2003, we recognized a net $96 million of severance and associated employee benefit expense, of which $82 million, affecting 1,460 positions in total pertained to 2003 initiatives. The 2003 initiatives included: $22 million pertaining to a European restructuring initiative which commenced in the second quarter; $25 million associated with the elimination of positions primarily in our North American support services, such as logistics, human resources, procurement and information technology announced in the fourth quarter; and $35 million associated with several smaller reduction in force efforts in all of our businesses throughout the year. In most cases, separated employees were offered early termination benefits. The charge is based on actual amounts paid to employees as well as amounts expected to be paid upon termination. All of these initiatives were designed to address business and infrastructure inefficiencies, reduce redundant costs and reposition our workforce to capitalize on the enhancements made possible by the implementation of our Enterprise Resource Planning system.
Included in the net $96 million charge, is $14 million increase in expense, comprised of a $2 million reversal of charges recorded in 2003 for current year initiatives and $16 million of expense pertaining to 2002 initiatives. Changes in estimates are recorded as actual costs are compared to original estimates and reserves are adjusted as expenses are finalized. The changes to prior year initiatives mostly include settlement losses on pension obligations as individual pension liabilities were settled from the pension plan. We recognize pension settlement gains or losses at the time an employee’s individual liability is settled within the pension plan.
Asset Impairments
In 2003, we recognized a net $96 million of asset impairment charges. Of the total, $116 million was recognized as asset impairment charges recorded to adjust the carrying value of certain assets to their fair value, which was calculated using cash flow analyses. The largest impairment of approximately $80 million of finite-lived intangible assets related to the Lamineer product line of the Powder Coatings business in the Coatings segment. The remaining charge consisted primarily of $15 million of finite-lived intangible assets and $7 million of net fixed assets associated with our Specialty Magnesia product line in the Performance Chemicals segment, which was acquired from Morton, and $14 million of other building and equipment impairments. Gains on sales of previously impaired assets offset the total impairment charge by $20 million.
2002
Severance and Employee Benefits
In 2002, we recognized a net $17 million of severance and associated employee benefit expense, of which $31 million pertained to initiatives launched in 2002, affecting 410 positions in total. These initiatives include: $11 million primarily for the closure of two European plants and smaller restructuring initiatives undertaken in several of our businesses. In addition, $20 million was associated with a general reduction in force of over 200 positions throughout various functions of our organization. In most cases, separated employees were offered early termination benefits. The charge was based on actual amounts paid to employees as well as amounts expected to be paid upon termination. Offsetting the 2002 charge was $14 million of income resulting from pension settlement gains associated with individuals terminated from our pension plans and changes to estimates, both of which were in connection with our 2001 repositioning.
Asset Impairments
In 2002, $158 million of asset impairments charges were recorded to reduce the carrying value of certain identified assets to their fair values, which were calculated using cash flow analyses. The largest single asset write-down was $121 million, recorded to write-down certain long-lived intangible and fixed assets of the Circuit Board Technologies business in the Electronic Materials segment. The remaining $37 million of non-cash charges, recorded during 2002, related largely to the closure of two European plants and other building and equipment impairments.
Other Income, net
In 2003, net other income increased to $7 million from $5 million in 2002. This increase was primarily driven by foreign exchange gains recognized on net monetary assets that increased in value with the strengthening of the Euro and Yen.
Income Taxes
In 2003, we recorded a provision for income tax expense of $127 million. The effective tax rate on earnings was 31%. The effective rate on earnings in 2002 was 32%, relatively consistent with 2003.
Cumulative Effect of Accounting Change
The adoption of SFAS No. 143, “Accounting for Asset Retirement Obligations,” was a required change in accounting principle, and the cumulative effect of adopting this standard as of January 1, 2003 resulted in a non-cash, after-tax charge of $8 million in the first quarter of 2003.
The adoption of SFAS No. 142, “Goodwill and Other Intangible Assets,” was a required change in accounting principle, and the cumulative effect of adopting this standard as of January 1, 2002 resulted in a non-cash, after-tax charge of $773 million effective in the first quarter of 2002.
Net Earnings (Loss)
In 2003, we reported net earnings of $280 million, or $1.26 per diluted share compared to a net loss of $570 million, or a loss per diluted share of $2.57. Net earnings in 2003 included a charge of $8 million for asset retirement obligations, resulting from the adoption of SFAS No. 143. The net loss of $570 million in 2002 was driven by the adoption of SFAS No. 142, which resulted in a $773 million charge for impairment losses. As discussed above, each of those charges was reflected as a cumulative effect of accounting change.
Earnings from continuing operations were $288 million in 2003 compared to $210 million in 2002. The increase in 2003 is attributable to the impact of favorable foreign currency, control over discretionary spending and improved demand and selling prices partially offset by $10 million after-tax of additional restructuring and asset impairments charges over 2002 as well as increased raw material, energy and manufacturing costs.

Results of Operations for the Year Ended December 31, 2003, as Compared to the Year Ended December 31, 2002 – By Business Segment
COATINGS
In 2003, net sales from our Coatings segment were $2,135 million, an increase of 14% from net sales of $1,866 million in 2002. In 2003, our Coatings segment realized benefits primarily due to the impact of the full year of results from our 2002 Ferro powder coatings acquisition, greater demand, favorable foreign currency and improved selling prices. Earnings from continuing operations were $134 million for 2003, as compared to $189 million in 2002. Compared to the prior year, the impact of favorable foreign currency and improved selling prices, only partially offset significantly increased raw material and energy costs.
Sales from Architectural and Functional Coatings increased 11% from the prior year, driven primarily by the impact of favorable foreign currency, selling price improvements and increased volume. As compared to the prior year, sales to the “do-it-yourself” paint market increased despite the slow start of the exterior painting season. Demand improved, compared to the prior year, for light-weight paper coatings used by news magazines and catalog producers and for new products, including a new semi-gloss binder and our newest opaque polymer, Ropaque ULTRA™. We continue to see sales growth in all regions, except Latin America. Powder Coatings sales increased 43% over the prior year primarily due to a full year of sales from our September 2002 acquisition of Ferro’s European powder coatings business, organic growth in Europe and favorable foreign currency. Sales from Automotive Coatings decreased 2% from the prior period primarily reflecting lower demand from major domestic automobile manufacturers.
Earnings from continuing operations decreased $55 million from 2002. The decline from the prior period was driven primarily by $67 million, after-tax of restructuring and asset impairment charges primarily for the write-down of certain finite-lived intangible assets associated with the Lamineer product line of Powder Coatings, as well as restructuring charges associated with profit improvement initiatives in several of the Coatings businesses recorded in 2003. The impact of favorable foreign currency and improved selling prices only partially offset significantly increased raw material and energy costs in 2003.
PERFORMANCE CHEMICALS
In 2003, net sales from Performance Chemicals were $1,382 million, an increase of 14% from prior year net sales of $1,217 million.
Sales from Plastics Additives increased 24% from the prior period primarily due to the results of our 2002 acquisition of the Kureha Plastics Additives business, the impact of favorable foreign currency and selling price improvements. Sales from Consumer and Industrial Specialties increased 10% over the prior period due to favorable foreign currency and greater demand in Asia-Pacific and Latin America for polyacrylic acid dispersants and our Sea-Nine™ biocide that is used in marine paint. Net sales from Process Chemicals (formed by combining the Inorganic and Specialty Solutions and Ion Exchange Resins businesses) remained flat over 2002 as gains from favorable foreign currency offset lower demand.
Performance Chemicals reported earnings from continuing operations of $61 million, compared to $57 million in the prior year primarily due to the impact of favorable foreign currency, volume and selling price improvements which offset the higher raw material and energy costs.
Earnings in 2003 included a $33 million, after-tax charge primarily for the impairment of finite-lived intangible assets associated with the Specialty Magnesia product line and restructuring charges associated with our 2003 European and other smaller profit improvement initiatives. Earnings in 2002 included $15 million, after-tax of restructuring and asset impairments.
MONOMERS
In 2003, net sales from Monomers were $1,152 million, an increase of 19% from prior year net sales of $970 million, including intercompany sales. Sales to our business segments were $760 million and $611 million in 2003 and 2002, respectively. The improved sales reflect the impact of pricing changes made to recover higher raw material and energy costs and the impact of favorable foreign currency.
Earnings from continuing operations were $76 million for the current year compared to $70 million in the prior year. The increase reflected increased gross profit resulting from higher sales.

ELECTRONIC MATERIALS
Electronic Materials reported a strong performance in 2003 as compared to 2002, on increased demand across all businesses, with the largest increase in sales in the Asia-Pacific Region. In 2003, net sales were $1,079 million, an increase of 9% from prior year net sales of $987 million.
Sales from our Circuit Board Technologies business increased 4% from 2002 as circuit board manufacturers increased production to keep pace with consumer demand. Packaging and Finishing Technologies sales grew 12% over 2002 with increased demand for the advanced finishing technology for both electronic and industrial applications. Sales in Semiconductor Technologies increased 11%, resulting from a recovery in the semi-conductor market and acceptance of our higher margin advanced technology product lines, including our deep ultra-violet photo resists, anti-reflective coatings and chemical mechanical planarization pads and slurries.
In 2003, Electronic Materials reported earnings from continuing operations of $92 million as compared to a loss of $6 million in 2002 largely due to higher sales in 2003 and the impact of favorable foreign currency. Included in the results for 2002 was an $83 million, after-tax impairment charge recognized primarily for some of the intangible and fixed assets in the Circuit Board Technologies business.
ADHESIVES AND SEALANTS
In 2003, net sales from Adhesives and Sealants were $632 million, an increase of 7% from net sales of $592 million in 2002, primarily driven by the impact of favorable foreign currency. Overall, demand was lower in 2003, primarily in the North American and European regions. Although we experienced growth in our North American and European caulk market, other chemistries, including our structural and label adhesives failed to improve over the prior year. Our Latin America and Asia-Pacific regions reported sales growth in markets for packaging adhesives, tapes and bonding.
Earnings from continuing operations were $9 million in 2003, compared to a loss of $1 million in 2002. The earnings increase is primarily due to fewer costs in 2003 directly associated with restructuring activities and costs incurred to implement prior year initiatives and the impact of favorable foreign currency. Earnings in 2003 included $3 million, after-tax for restructuring and asset impairment charges associated with our European profit improvement initiatives announced in June 2003. Earnings in 2002 included $4 million, after-tax of restructuring and asset impairments and $18 million, after-tax of one-time costs directly associated with implementing these initiatives.
SALT
In 2003, net sales from Salt were $801 million, an increase of 13% from prior year net sales of $706 million. The growth from 2002 was primarily driven by higher ice control volume resulting from the impact of the severe and late winter weather in the Northeast and East Central portions of the United States in early 2003 as well as the impact of favorable foreign currency.
Earnings from continuing operations were $54 million for 2003 compared to $45 million from the prior year reflecting the increased sales, which were tempered by higher costs, as compared to 2002, for natural gas, distribution of bulk ice control and non ice-control products and packaging materials.
CORPORATE
Corporate reported a loss from continuing operations in 2003 of $138 million, compared to a loss of $144 million in 2002. Lower interest costs and favorable returns on assets set aside to fund non-qualified pension obligations were offset by increased restructuring charges and employee costs, such as qualified pension costs and stock based compensation. Included in 2002, is $49 million after-tax of favorable insurance settlements as compared to $40 million after-tax in 2003.

LIQUIDITY AND CAPITAL RESOURCES
Overview

Maintaining a strong balance sheet is an important objective of ours. Debt decreased in proportion to total capital (total debt + total stockholders’ equity) during 2004, indicating that our balance sheet has strengthened. As of December 31, 2004, our debt ratio was 42%, down from 44% as of December 31, 2003. Over the next several years, we expect to pursue growth strategies and provide cash returns to our stockholders without increasing this ratio. We intend to deploy our cash to generate stockholder value through higher dividends, debt retirement, strategic investments in our core technologies, and stock repurchases, as appropriate, specifically to:
•	Continue to pay higher cash dividends to our stockholders. We have 26 years of continuous annual dividend growth. During this 26-year period, our dividend has grown at an average annual compound rate of 10%.

•	To take advantage of market opportunities from time-to-time to utilize cash efficiently by retiring long-term debt prior to maturity.

•	Reinvest in core businesses through our capital expenditure program to drive profitable growth and enhance stockholder value. We may also consider selected acquisitions or alliances in targeted areas.

•	Repurchase our common stock. In December 2004, our Board of Directors authorized the repurchase of up to $1 billion of our common stock through 2008, with the timing of the purchases depending on market conditions and other priorities for cash.
Our primary source of liquidity was cash provided by operations and our principal uses of cash were capital expenditures and dividends. These are summarized in the table below:

	Year Ended
	December 31,
(in millions)	2004	2003

Cash provided by operations	$882	$953
Capital expenditures	322	339
Dividends	217	191
In addition we retired $451 million of our 6.95% debt in December 2003.
Cash Provided by Operations

Cash provided by operations was $882 million for the year ended December 31, 2004, which is less than the $953 million, generated in 2003. The decrease is due primarily to the increase in accounts receivable as a result of higher sales, as well as increased payments for accounts payable and income taxes.
Capital Expenditures

We intend to manage our capital expenditures to take advantage of growth and productivity improvement opportunities as well as to fund on-going environmental protection and plant infrastructure requirements. We have a well-defined review procedure for the authorization of capital projects. 2004 capital expenditures are below 2003 expenditures due primarily to completion of our multi-year Enterprise Resource Planning (ERP) system implementation. In May 2004, we completed the final phase of the implementation of our ERP system that has been our largest capital project in each of the last three years. Capital expenditures for this implementation were $26 million and $59 million for the years ended December 31, 2004 and 2003, respectively. In 2004, capital expenditures were approximately $322 million as compared to the 2003 capital expenditures of $339 million.

In addition to the ERP system, significant capital additions include:
➢	2004
(1)	Process control systems at our Knoxville, TN and Lauterbourg, France plants;

(2)	Security systems in many of our North American Region plants;

(3)	Powder Coatings facility in China; and

(4)	Purchase of bulk shipping terminal assets at our Bristol, PA and LaMirada, CA sites.
➢	2003

(1)	Expansions in our Houston, Texas and Villers-Saint-Paul, France plants for the Monomers and Consumer and Industrial Specialties businesses, respectively;

(2)	Equipment purchases for our Electronic Materials segment; and

(3)	Completion of our Mumbai, India plant.

➢	2002

(1)	Changes in the Adhesives and Sealants manufacturing footprint;

(2)	Expansions in our Kankakee, Illinois plant for the Architectural and Functional Coatings business; and

(3)	Construction of our Mumbai, India plant.
Expenditures for the past three years, categorized by primary purpose of project, are presented below:

(in millions)	2004	2003	2002

Cost savings and infrastructure	$211	$190	$195
Capacity additions and new products	59	63	88
ERP infrastructure	26	59	83
Research facilities and equipment	16	9	21
Capitalized interest cost	10	18	20

Total	$322	$339	$407
Spending for environmental protection equipment included in several of the categories in the table shown above, was $26 million in 2004, $18 million in 2003 and $23 million in 2002. Projected capital expenditures in 2005 of approximately $375 million are not expected to exceed depreciation expense.
Dividends

Total common stock dividends paid in 2004 were $217 million or $0.97 per share, compared to $191 million or $0.86 per share in 2003. Common stock dividends have been paid each year since 1927, and the payout has increased annually at a 10% compound annual growth rate since 1977.
Other Cash Flow Information

During 2004, we invested $49 million in cash equivalents, considered restricted cash, through a trust designed to meet financial assurance requirements of U.S. state and local environmental agencies with respect to plant operations. We previously satisfied these requirements by purchasing bank letters of credit.
Included in cash used in investing activities in 2004 is $23 million expended to settle foreign exchange forward and currency collar contracts used to hedge our investments in Euro and yen-based operating units. Included in cash provided by financing activities is $43 million received in May 2004 in exchange for closing an interest rate swap contract and $47 million in proceeds from the exercise of stock options. Additional information regarding our hedging activities is summarized in Note 5 to the Consolidated Financial Statements.

Liquidity and Debt

As of December 31, 2004, we had $674 million in cash, including restricted cash, and $2,640 million in debt compared with $196 million and $2,581 million, respectively, at December 31, 2003. A summary of our cash and debt balances is provided below:

	December 31,	December 31,
(in millions)	2004	2003

Short-term obligations	$77	$108
Long-term debt	2,563	2,473

Total debt	$2,640	$2,581

Cash and cash equivalents	$625	$196
Restricted cash	49	—

Total	$674	$196

On February 23, 2005, we announced the retirement of $400 million of our 7.4% notes. In December of 2003, we retired $451 million of our 6.95% debt. These retirements are consistent with our objectives to reduce debt and was enabled by our strong cash flow from operations. We issued $71 million in long-term debt related to our foreign operations in 2004.
While our primary source of short-term liquidity will be cash flows from operations, this will be supplemented with commercial paper and bank borrowings to support periodic local working capital needs. In October 2003, we entered into a $500 million revolving credit facility with a syndicated group of banks. This facility is committed until October 2006 and is not contingent upon our credit rating. This unused facility replaced the previous $500 million credit facility, which was to expire in 2004. Management believes that our financial resources will adequately meet our business requirements during the next twelve months, including planned expenditures, working capital requirements and the dividend program.
Moody’s and Standard & Poor’s currently rate our senior unsecured long-term debt A-3 and BBB+, respectively with stable outlooks; and our short-term commercial paper, P2 and A2, respectively. In general, we believe Single A ratings are consistent with the objectives of our long-term financial policies.
Pension Plan Funding

Our U.S. ERISA-qualified pension plans represent approximately 80% of our pension plan assets and do not require additional funding in 2005. However, the amount and the timing of funding will be dependent on changes in the level of interest rates and the actual rate of return earned on plan assets. Funding could be accelerated if interest rate levels used to value liabilities decline or if assets fail to earn the assumed rate of return of 8.5%. For our smaller international plans, we contributed approximately $20 million to meet funding needs in 2004. Provided there is no further decline of the global capital markets, we expect this annual level of funding to be sufficient to meet our non-U.S. plan needs over the next several years.

Contractual Obligations

The following table provides contractual obligations and commitments for future payments:

(in millions)	Payments due by period
Contractual obligations	Total	Within 1 year	2-3 years	4-5 years	Over 5 years

Long-term debt, including current portion (4)	$2,477	$11	$635	$522	$1,309
Interest on long term debt (4)	2,636	157	318	258	1,903
Operating leases	228	62	82	34	50
Purchase obligations (1, 2)	2,898	875	1,052	491	480
Pension and other employee benefit funding (3)	622	80	150	150	242
ESOP Loan Guarantees	155	5	11	13	126
Interest on ESOP Loan Guarantees	149	15	29	27	78

Total contractual cash obligations	$9,165	$1,205	$2,277	$1,495	$4,188

Notes:

(1)	For our requirements contracts, we have assumed that our existing business segments will require materials and services generally consistent with prior years. The amount of the obligation is based upon either projected requirements or historical spend.

(2)	Evergreen contracts are contracts that renew automatically until specifically cancelled by either party. We have assumed that our evergreen contracts will continue through 2006.

(3)	Forecasting qualified pension plan contributions requires the usage of certain assumptions such as interest rates used to calculate plan liabilities, demographic assumptions used to determine changes in participation and rates of return on assets; therefore, we feel it is appropriate to only forecast out 5 years due to the uncertainties of the future assumptions. The non-qualified plan and other employee benefits reflect expected future benefit payments, which are forecasted out through 2014. (See Notes 8&9)

(4)	On February 23, 2005, we announced the retirement of $400 million of our 7.4% notes for cash. We expect this will reduce our interest expense by approximately $21 million a year though July 15, 2009.
Trading Activities

We do not have any trading activity that involves non-exchange traded contracts accounted for at fair value.
Unconsolidated Entities

All significant entities are consolidated. Any unconsolidated entities are de minimis in nature and there are no significant contractual requirements to fund losses of unconsolidated entities. See New Accounting Pronouncements (Note 27) in our Consolidated Financial Statements for our treatment of variable interest entities.
Environmental

There is a risk of environmental impact in chemical manufacturing operations. Our environmental policies and practices are designed to ensure compliance with existing laws and regulations and to minimize the possibility of significant environmental impact.
The laws and regulations under which we operate require significant expenditures for capital improvements, the operation of environmental protection equipment, environmental compliance and remediation. Future developments and even more stringent environmental regulations may require us to make additional unforeseen environmental expenditures. Our major competitors are confronted by substantially similar environmental risks and regulations.
We are a party in various government enforcement and private actions associated with former waste disposal sites, many of which are on the U.S. Environmental Protection Agency’s (EPA) National Priority List, and we have been named a potentially responsible party (PRP) at approximately 140 inactive waste sites where remediation costs have been or may be incurred under the Federal Comprehensive Environmental Response, Compensation and Liability Act and similar state statutes. In some of these cases we may also be held responsible for alleged property damage. We have provided for future costs at certain of these sites. We are also involved in corrective actions at some of our manufacturing facilities.
We consider a broad range of information when we determine the amount necessary for remediation accruals, including available facts about the waste site, existing and proposed remediation technology and the range of costs of applying those technologies, prior experience, government proposals for this or similar sites, the liability of other parties, the ability of other PRPs to pay costs apportioned to them and current laws and regulations. We assess the accruals quarterly and update as additional technical and legal information becomes available. However, at certain sites, we are unable, due to a variety of factors, to assess and quantify the ultimate extent of our responsibility for study and remediation costs. Among the sites for which we have accrued liabilities are both non-company-owned Superfund sites and company facilities. Our significant sites are described in more detail below.
➢	Wood-Ridge Site
In Wood-Ridge, New Jersey, our subsidiary Morton International (Morton) and Velsicol Chemical Corporation (Velsicol) have been held jointly and severally liable for the cost of remediation of environmental problems associated with a mercury processing plant (Site) acquired by a Morton predecessor. As of the date we acquired Morton, Morton disclosed and accrued for certain ongoing studies related to the Site. Additional data gathering has delayed completion of these studies. In our allocation of the purchase price of Morton, we accrued for additional study costs and additional remediation costs based on the ongoing studies.
Our exposure at the Site will depend in part on the results of attempts to obtain contributions from others believed to share responsibility. In 2001, Velsicol stopped paying its share of expenses. Velsicol’s indemnitor, Fruit of the Loom, Inc., has been reorganized under Chapter 11 bankruptcy and was discharged of its responsibility for this Site after a payment to us of approximately $1 million. In 2002, the bankruptcy court approved a government settlement entered into with Velsicol, Fruit of the Loom, and other parties, which created a fund to be used to respond to the Velsicol liabilities at several sites, including Wood-Ridge. Although Morton has contractual rights against Velsicol for payment of a share of remedial costs that are not affected by the government settlement, Velsicol has initiated litigation to substitute the fund described above in all documents and agreements connected with the Wood-Ridge site. Regardless of the outcome of the litigation, we believe Velsicol’s ability to pay is limited.
In addition, we paid $225,000 for the EPA to develop a work plan for a separate study of contamination in Berry’s Creek, which runs near the Site, and of the surrounding wetlands. Preparation of this work plan is underway. In 2002, the EPA requested information relating to sources of contamination in Berry’s Creek; we understand this request was sent to over ninety potentially responsible parties. Today, there is much uncertainty as to what will be required to address Berry’s Creek, but cleanup costs could be very high and our share of these costs could be material to the results of our operations, cash flows and consolidated financial position.
➢	Moss Point
During 1996, the EPA notified Morton of possible irregularities in water discharge monitoring reports filed by its Moss Point, Mississippi plant in early 1995. Morton investigated and identified other environmental issues at the plant. Although at the date of acquisition Morton had accrued for some remediation and legal costs, we revised these accruals as part of the allocation of the purchase price of Morton based on our discussions with the authorities and on the information available as of June 30, 2000. In 2000, we reached agreement with the EPA, the Department of Justice and the State of Mississippi, resolving these historical environmental issues. The agreement received court approval in early 2001. The accruals established for this matter were sufficient to cover the costs of the settlement. As a part of this agreement, 23 of the former Morton chemical facilities were subject to environmental audit by an independent consultant. Findings were provided to the government and discussions with the government on potential penalties are underway. All operations at this facility have now been terminated. Environmental investigation and interim remedial measures are proceeding pursuant to the court approved agreement.
In December 2002, a complaint was filed in Mississippi on behalf of over 700 plaintiffs against Morton, Rohm and Haas, Joseph Magazzu, a former Morton employee, and the Mississippi Department of Environmental Quality alleging personal injury and property damage caused by environmental contamination. Since then, similar complaints were filed in Mississippi on behalf of an additional 1,800 plaintiffs. These are individual plaintiffs since Mississippi procedural rules do not permit class actions. At this time, we see no basis for these claims, and we will vigorously defend these cases.
➢	Paterson
We closed the former Morton plant at Paterson, New Jersey in December 2001, and are currently undertaking remediation of the site under New Jersey’s Industrial Site Recovery Act. Investigation of contamination of shallow soils and groundwater is nearly complete, with further investigation of deeper groundwater ongoing. Remediation systems for product and shallow groundwater recovery are in operation. Removal of most of the contaminated soil is complete and further soil remediation measures are under design. We are in negotiations with the United States Department of Justice to resolve claims under the Clean Air Act relating to a 1998 explosion at this location.
➢	Picillo
We have agreed to participate in a binding arbitration to resolve contribution claims against us by a group of companies performing remediation of the Picillo Superfund site in Rhode Island.
➢	Groundwater Treatment and Monitoring
Major remediation for certain sites, such as Kramer, Whitmoyer, Woodlands and Goose Farm has been completed. We are continuing groundwater remediation and monitoring programs. Reserves for these costs have been established.
➢	Company Manufacturing Facilities
We also have accruals for corrective action programs under governmental environmental laws at several of our manufacturing sites. The more significant of these accruals, in addition to those presented above, have been recorded at the following sites: Bristol, Pennsylvania; Philadelphia, Pennsylvania; Houston, Texas; Louisville, Kentucky; Ringwood, Illinois; Apizaco, Mexico; Jacarei, Brazil; Jarrow, UK; Lauterbourg, France and Mozzanica, Italy. We are in discussions with the EPA regarding possible enforcement arising out of an environmental inspection in 2000 at our Houston facility.
➢	Remediation Reserves and Reasonably Possible Amounts
Our reserves for environmental remediation are recorded as current and long-term liabilities in the Consolidated Balance Sheets based on our estimated timing of payments. The amounts charged to earnings pre-tax for environmental remediation and related charges are presented below.

(in millions)	Balance

December 31, 2002	$123
Amounts charged to earnings	23
Spending	(19)

December 31, 2003	127
Amounts charged to earnings	30
Spending	(20)

December 31, 2004	$137

Our reserves represent those costs that we believe to be probable and reasonably estimable. In addition, we have identified reasonably possible loss contingencies related to environmental matters of approximately $80 million and $84 million at December 31, 2004 and 2003, respectively.
Further, we have identified other sites, including our larger manufacturing facilities, where additional future environmental remediation may be required, but these loss contingencies cannot be reasonably estimated at this time. These matters involve significant unresolved issues, including the number of parties found liable at each site and their ability to pay, the outcome of negotiations with regulatory authorities, the alternative methods of remediation and the range of costs associated with those alternatives. We believe that these matters, when ultimately resolved, which may be over an extended period of time, will not have a material adverse effect on our consolidated financial position or consolidated cash flows, but could have a material adverse effect on consolidated results of operations or cash flows in any given period.
We have actively pursued lawsuits over insurance coverage for certain environmental liabilities. It is our practice to reflect environmental insurance recoveries in the results of operations for the quarter in which the litigation is resolved through settlement or other appropriate legal processes. These resolutions typically resolve coverage for both past and future environmental spending and involve the “buy back” of the policies and have been appropriately included in cost of goods sold. We settled with several of our insurance carriers and recorded earnings pre-tax of approximately $13 million, $58 million and $76 million for the years ended December 31, 2004, 2003 and 2002, respectively.

Climate Change

There is an increasing global focus on issues related to climate change and particularly on ways to limit and control the emission of greenhouse gases, which are believed to be associated with climate change. Discussions and some initiatives on these topics (including the Kyoto Protocol to the United Nations Framework Convention on Climate Change) are already well along in Europe and related legislation has been introduced, but not passed, in the US. The European Union has indicated its commitment to greenhouse gas emission reduction independent of any ratification of the Kyoto Protocol. We are very much aware of the importance of these issues and the importance of addressing greenhouse gas emissions.
Due to the nature of our business, we have emissions of CO2 from combustion sources, but our emissions of other greenhouse gases (N2O, HFCs, etc.) are minimal as compared to CO2 emissions. We have therefore focused on ways to increase energy efficiency and curb potential increases in greenhouse gas emissions resulting from growth in production in addition to lowering the energy usage of existing operations. Although the lack of specific legislation prevents any accurate estimates of the impact on us, any legislation that limits CO2 emissions may create a potential restriction to business growth by limiting the quantity of traditional energy sources available to all consumers of energy, including Rohm and Haas. The outcomes of restricted energy availability could include: increased energy cost, additional capital investment to lower energy intensity and rationed usage with the need to purchase greenhouse gas emission credits. We will continue to follow these climate change issues, work to minimize any negative impacts on our operations and seek technological breakthroughs in energy supply and efficiency.
Other Environmental Matters

Capital spending for new environmental protection equipment was $26 million in 2004, $18 million in 2003, and $23 million in 2002. Spending for 2005 and 2006 is expected to approximate $40 million each year. Capital expenditures in this category include projects whose primary purposes are pollution control and safety, as well as environmental aspects of projects in other categories that are intended primarily to improve operations or increase plant efficiency. We expect future capital spending for environmental protection equipment to be consistent with prior-year spending patterns. Capital spending does not include the cost of environmental remediation of waste disposal sites.
The cost of operating and maintaining environmental facilities was $133 million, $105 million and $101 million in 2004, 2003 and 2002, respectively, and was charged against current-year earnings.
Other Litigation

In February 2003, we were served with European Commission Decisions requiring submission to investigations in France and the United Kingdom, a search permit in Japan from the Japanese Fair Trade Commission, an order for the production of records and information in Canada and two grand jury records subpoenas in the United States. All of these actions relate to a global antitrust investigation of the Plastics Additives industry. We subsequently received a request for additional information from the Japanese Fair Trade Commission. The Japanese Fair Trade Commission brought proceedings against named Japanese Plastics Additives producers but did not initiate action against Rohm and Haas. We do not expect further action in the Japanese investigation. We are cooperating fully with all governmental authorities.
In addition, we are a party to eight private civil antitrust actions that have been consolidated in the U.S. District Court for the Eastern District of Pennsylvania, including one that originally had been filed in State Court in Ohio. These actions have been brought against Rohm and Haas and other producers of Plastics Additives products by direct purchasers of these products and seek civil damages as a result of alleged violations of the antitrust laws. The named plaintiffs in each of these actions are seeking to sue on behalf of all similarly situated purchasers of Plastics Additives products. Federal law provides that persons who have been injured by violations of Federal antitrust law may recover three times their actual damages plus attorneys’ fees. Ohio state antitrust law provides for double damage indemnity. In May 2004, another lawsuit was filed in State Court in California seeking to recover damage on behalf of California’s indirect purchasers of plastic additive products. In January 2005, an indirect purchaser case was filed in State Court in Tennessee seeking to recover damages on behalf of a class of indirect purchasers residing in Tennessee and 22 other states and the District of Columbia, and another lawsuit was filed in State Court in Vermont, seeking damages on behalf of a class of Vermont indirect purchasers. Also in January 2005, a direct purchaser of plastics additives products filed a lawsuit in the U.S. District Court for the District of Ohio alleging its own individual claims for damages. In February 2005, three additional indirect purchaser cases were filed in State Courts in Nebraska, Ohio and Arizona. We do not believe any of these cases have merit and will vigorously defend against them.

There has been increased publicity about asbestos liabilities faced by manufacturing companies. In the past, many companies with manufacturing facilities had asbestos on their premises. As a result of the bankruptcy of asbestos producers, plaintiffs’ attorneys are increasing their focus on peripheral defendants, including our Company, which had asbestos on its premises. Historically, these premises cases have been dismissed or settled for minimal amounts because of the minimal likelihood of exposure at our facilities. As the asbestos producers are bankrupted, the demands against companies with older manufacturing facilities of any type in the United States, such as our Company, are increasing. We have reserved amounts for premises asbestos cases that we currently believe are probable and estimable; we cannot reasonably estimate what our asbestos costs will be if the current situation deteriorates and there is no tort reform.
There are also pending lawsuits filed against Morton related to employee exposure to asbestos at a manufacturing facility in Weeks Island, Louisiana with additional lawsuits expected. We expect that most of these cases will be dismissed because they are barred under worker’s compensation laws; however, cases involving asbestos-caused malignancies may not be barred under Louisiana law. Subsequent to the Morton acquisition, we commissioned medical studies to estimate possible future claims and recorded accruals based on the results.
Morton has also been sued in connection with asbestos related matters in the former Friction Division of the former Thiokol Corporation, which merged with Morton in 1982. Settlement amounts to date have been minimal and many cases have closed with no payment. We estimate that all costs associated with future claims, including defense costs, will be well below our insurance limits.
We are also parties to litigation arising out of the ordinary conduct of our business. Recognizing the amounts reserved for such items and the uncertainty of the ultimate outcomes, it is our opinion that the resolution of all these pending lawsuits, investigations and claims will not have a material adverse effect, individually or in the aggregate, upon our results of operations, cash flows or our consolidated financial position.
Indemnifications

In connection with the divestiture of several of our operating businesses, we have agreed to retain, and/or indemnify the purchaser against certain liabilities of the divested business, including liabilities relating to defective products sold by the business or environmental contamination arising or taxes accrued prior to the date of the sale. Our indemnification obligations with respect to these liabilities may be indefinite as to duration and may or may not be subject to a deductible, minimum claim amount or cap. As such, it is not possible for us to predict the likelihood that a claim will be made or to make a reasonable estimate of the maximum potential loss or range of loss. No Company assets are held as collateral for these indemnifications and no specific liabilities have been established for such guarantees.
Acquisitions and Divestitures
2004
We had no significant acquisitions or divestitures during 2004. Effective January 1, 2004, we began consolidating the results of a variable interest entity in accordance with FIN 46R, as discussed further in Note 27 to our Consolidated Financial Statements.
2003
We made no significant acquisitions in 2003, but completed one divestiture. In March 2003, we completed the sale of our dry film photoresist business to Eternal Chemical Company. As a result of this sale, we closed our North American and European dry film photoresist manufacturing operations. Eternal Chemical Company will manufacture its newly expanded dry film Photoresist product line under the Eternal company label. As part of the divestiture, we have entered into an agreement to distribute the entire Eternal dry film photoresist product line in North America and Europe, as well as to our existing customers in Asia.
2002
We made no significant divestitures in 2002. In September 2002, we acquired certain assets and liabilities of Ferro Corporation’s European powder coatings business for approximately $60 million. This business produces materials used mostly by manufacturers of metal products to finish materials like window frames and automotive wheels.
In December 2002, we acquired the global Plastics Additives business of our joint venture partner, Kureha Chemical, for approximately $57 million. Included in the acquisition are the commercial operations throughout the Asia-Pacific region and other areas along with the manufacturing facilities and laboratories in Singapore, as well as technical service laboratories in Beijing. Additionally, we gained full control of manufacturing sites in Singapore and Grangemouth, Scotland, which were sites previously part of the joint venture. The acquisition effectively terminates the joint venture we had with Kureha Chemical.
Working Capital

In 2004, we continued to focus on improving our working capital management. As compared to 2003, days sales outstanding improved by 2 days and days cost of sales in ending inventory improved by 10 days.
Details about two major components of working capital at the end of 2004 and 2003 are summarized below:

(dollars in millions)	2004	2003

Inventories
Year-end balance	$841	$821
Annual turnover	6.2x	5.7x

Days cost of sales in ending inventory	57	67

Customer receivables
Year-end balance	$1,322	$1,209
Annual turnover	5.8x	5.6x

Days sales outstanding	61	63
Land, Buildings and Equipment, net

Investments in land, buildings and equipment, net are summarized below:

(in millions)	2004	2003

Year-end balance	$2,929	$2,941
Annual turnover	2.5x	2.2x
Notes:
•	For customer receivables and land, buildings and equipment, annual turnover figures are calculated by dividing annual sales by the average customer receivables or average land, buildings and equipment balance.

•	For inventories, annual turnover figures are calculated by dividing cost of goods sold by the average inventory balance.

•	Days sales outstanding were calculated by dividing ending customer receivables, net by daily sales for the fourth quarter of both years presented.

•	Days cost of sales in ending inventory was calculated by dividing ending inventory by daily cost of sales for the fourth quarter of both years presented. In the fourth quarter of 2003, cost of sales included $49 million from insurance settlements.
Asset Turnover equals sales divided by average year-end assets. Asset turnover was 0.7X in both 2004 and 2003, and 0.6X in 2002.
Information Systems

The upgrade and consolidation of our global ERP systems infrastructure was completed in May 2004. Areas of concentration for this system included: finance, human resources, customer relationship management, production scheduling, procurement, maintenance, sales and distribution.

NEW ACCOUNTING PRONOUNCEMENTS
➢	Variable Interest Entities

In December 2003, the FASB issued FASB Interpretation No. 46R, “Consolidation of Variable Interest Entities.” FIN 46R requires that a variable interest be consolidated by a company if that company is subject to a majority of the risk of loss from the variable interest entity’s activities or entitled to receive a majority of the entity’s residual returns or both. We adopted the provisions of FIN 46R as of January 1, 2004.

We are the primary beneficiary of a joint venture deemed to be a variable interest entity. Each joint venture partner holds several equivalent variable interests, with the exception of a royalty agreement held exclusively between the joint venture and us. In addition, the entire output of the joint venture is sold to us for resale to third party customers. As the primary beneficiary, we have consolidated the joint venture’s assets, liabilities, and results of operations in our consolidated financial statements. As we previously accounted for this entity as an equity method investment the cumulative impact of consolidation was not material to our net income. We did not consider this a variable interest entity at the initial adoption date, however based on our subsequent evaluation, we concluded this entity should be consolidated under FIN 46R. Accordingly, we have revised the prior period classification of our 2004 quarterly results in Note 28 to our Consolidated Financial Statements to properly reflect the consolidated results of this variable interest entity effective January 1, 2004.

We hold a variable interest in another joint venture, which we accounted for under the equity method of accounting. The variable interest relates to a cost-plus arrangement between the joint venture and each joint venture partner. We have determined that Rohm and Haas is not the primary beneficiary and therefore have not consolidated the entity’s assets, liabilities, and results of operations in our consolidated financial statements. The entity provides manufacturing services to us and the other joint venture partner, and has been in existence since 1999. As of December 31, 2004, our investment in the joint venture totals approximately $43 million, representing our maximum exposure to loss.

➢	Pensions and Other Postretirement Benefits

In December 2003, the FASB issued a revision to SFAS No. 132R, “Employers’ Disclosures about Pensions and Other Postretirement Benefits,” to improve financial statement disclosure for defined benefit plans. This statement requires additional disclosures about the assets (including plan assets by category), obligations and cash flows of defined pension plans and other defined benefit postretirement plans. It also requires reporting of various elements of pension and other postretirement benefit costs on a quarterly basis. Generally, the disclosure requirements are effective for interim periods beginning after December 15, 2003; however, information about foreign plans is effective for fiscal years ending after June 15, 2004. We adopted the revised SFAS No. 132 during the quarter ended March 31, 2004.

➢	Medicare Prescription Drug, Improvement and Modernization Act of 2003

In May 2004, the Financial Accounting Standards Board issued FASB Staff Position (FSP) FAS 106-2, “Accounting and Disclosure Requirements Related to the Medicare Prescription Drug, Improvement and Modernization Act of 2003” (the Act), which provides guidance on the accounting for the effects of the Act for employers that sponsor postretirement health care plans that provide drug benefits. The Act provides the opportunity for a Medicare eligible retiree to obtain a prescription drug benefit under Medicare, or for sponsors of retiree health care benefit plans that provide a benefit that is at least actuarially equivalent to the benefit established by law, a Federal subsidy with tax-free payments commencing in 2006. Under FSP FAS 106-2, the effect of the Federal subsidy is accounted for as a deferred gain, which would reduce our future benefit expense. The effect of the subsidy has reduced our 2004 accumulated postretirement benefit obligation by approximately $11 million and will reduce our annual benefit expense by $1 million. Our estimates assume that our plans with defined dollar caps would not be eligible for the subsidy.

➢	Stock-Based Compensation

We grant various types of stock-based compensation to directors, executives and employees. The majority of our stock-based compensation is awarded in the form of restricted stock, restricted stock units and non-qualified stock options. Effective January 1, 2003, we prospectively adopted the fair value method of recording stock-based compensation as defined in SFAS No. 123, “Accounting for Stock-based Compensation.” As a result, in 2003 we began to expense the fair value of stock options that were awarded to employees after January 1, 2003. Prior to 2003, we accounted for stock options using the intrinsic method in accordance with APB Opinion No. 25, “Accounting for Stock Issued to Employees.” Under this method, no compensation expense was recognized for stock options awarded prior to 2003.

The Disclosure requirements of SFAS No. 148, “Accounting for Stock-Based Compensation – Transition and Disclosure,” which allowed us to adopt SFAS No. 123 prospectively, provide that the pro forma net earnings and net earnings per share be presented as if the fair value based method had been applied to all awards granted to employees, not just awards granted after the date of adoption. Since we chose the prospective method of expensing stock options, the actual stock-based compensation expense recorded in 2003 and 2004 was less than the amount calculated for this pro forma requirement.

In December 2004, the Financial Accounting Standards Board (FASB) amended FAS 123, “Accounting for Stock-Based Compensation.” This Statement supersedes APB Opinion No. 25, “Accounting for Stock Issued to Employees,” and its related implementation guidance. This Statement eliminates the prospective option we have applied under SFAS No. 148 and requires all share-based payments to employees, including grants of employee stock options, to be recognized in the financial statements based on their fair values beginning with the first interim or annual period after June 15, 2005. Due to the fact that the majority of our options issued prior to January 1, 2003, the date we adopted SFAS No. 123, will have vested as of June 15, 2005 the revised computations will not have a material impact on our financial statements.

➢	Inventory Costs

In November 2004, the FASB issued SFAS No. 151, “Inventory Costs, an amendment of ARB No. 43, Chapter 4.” SFAS No. 151 amends Accounting Research Bulletin (ARB) No. 43, Chapter 4, to clarify that abnormal amounts of idle facility expense, freight, handling costs and wasted materials (spoilage) should be recognized as current-period charges. In addition, SFAS No. 151 requires that allocation of fixed production overhead to inventory be based on the normal capacity of the production facilities. SFAS No. 151 is effective for inventory costs incurred during fiscal years beginning after June 15, 2005. The adoption is not expected to have a material impact on our results of operations, financial position or cash flows.

➢	Foreign Earnings Repatriation

FASB Staff Position (“FSP”) No. 109-2, “Accounting and Disclosure Guidance for the Foreign Earnings Repatriation Provision within the American Jobs Creation Act of 2004” (“FSP 109-2”), provides guidance under FASB Statement No. 109, “Accounting for Income Taxes,” with respect to recording the potential impact of the repatriation provisions of the American Jobs Creation Act of 2004 (the “Jobs Act”) on enterprises’ income tax expense and deferred tax liability. The Jobs Act was enacted on October 22, 2004. The Jobs Act creates a temporary incentive for U.S. corporations to repatriate income earned abroad principally for earnings that have previously been deemed permanently reinvested by providing a dividends received deduction for certain dividends from controlled foreign corporations. We have not previously deemed our foreign earnings as permanently reinvested and have fully provided for taxes on unremitted foreign earnings. As a result, we do not expect that FSP 109-2 will have a material impact on our results of operations, financial position or cash flows.

➢	Qualified Production Activities Deduction

FASB Staff Position (“FSP”) No. FAS 109-1, “Application of FASB Statement No.109, Accounting for Income Taxes, to the Tax Deduction on Qualified Production Activities Provided by the American Jobs Creation Act of 2004,” provides guidance on applying the deduction for income from qualified domestic production activities. The deduction will be phased in from 2005 through 2010. The Jobs Act also provides for a two-year phase out of the existing extra-territorial income exclusion (“ETI”) for foreign sales. The deduction will be treated as a “special deduction” as described in FASB Statement No. 109. As such, the special deduction has no effect on deferred tax assets and liabilities existing at the enactment date. Rather, the impact of this deduction will be reported in the period in which the deduction is claimed on our tax return. We do not expect the net effect of the phase out of the ETI and the phase in of this new deduction to result in a material change in our effective tax rate for fiscal years 2005 and 2006, based on current earnings levels.
Cautionary Statements
Any statements we make in our filings with the Securities and Exchange Commission, including this filing, or other communications (including press releases and analyst meetings and calls) that are not statements of historical fact are forward-looking statements. These statements include, without limitation, those relating to anticipated product plans, litigation and environmental matters, currency effects, profitability, and other commitments or goals. Forward-looking statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from the statements made. These risks and uncertainties include, but are not limited to, the following:
➢	Currencies and Economic Conditions

Approximately 54% of our sales are derived from outside the United States, a significant portion of which are denominated in foreign currencies. Also, significant production facilities are located outside of the United States. Our financial results therefore can be affected by changes in foreign currency rates. We use certain financial instruments to mitigate these effects, but we do not hedge our foreign currency exposure in a manner that would entirely eliminate the effects of changes in foreign exchange rates on our earnings, cash flows and fair values of assets and liabilities. Accordingly, reported sales, net earnings, cash flows and fair values have been and in the future may be affected by changes in foreign exchange rates. In addition, because of the extensive nature of our foreign business activities, financial results could be adversely affected by changes in worldwide economic conditions, changes in trade policies or tariffs, changes in interest rates, and political unrest.

➢	Competition and Demand

Our products are sold in a competitive, global economy. Competitors include many large multinational chemical firms based in Europe, Asia and the United States. New competitive products or pricing policies of our competitors can materially affect demand for and pricing of our products. In addition, financial results are subject to fluctuations in demand, the seasonal activity of certain of our businesses and weather conditions, particularly for the Salt segment. We also manufacture and sell our products to customers in industries and countries that are experiencing periods of rapid change, most notably countries in Eastern Europe, Latin America and the Asia-Pacific region. These factors can affect demand for our products and therefore may have a significant impact on financial results.

➢	Supply and Capacity

From time to time, certain raw materials we require become limited. It is likely this will occur again in the future. Should such limitations arise, disruptions of our supply chain may lead to higher prices and/or shortages. Also, we are subject to increases in raw material prices and, from time to time, experience significant capacity limitations in our manufacturing operations. These limitations, disruptions in supply, price increases and capacity constraints could adversely affect financial results.

➢	Technology

We have invested significant resources in intellectual properties such as patents, trademarks, copyrights and trade secrets. Since we depend on these intellectual resources for our financial stability and future growth, we rely on the protection that these intellectual property rights provide. The development and successful implementation of new, competing technologies in the market place could significantly impact future financial results.

➢	Joint Ventures, Acquisitions and Alliances

We have entered, and in the future may enter, into arrangements with other companies to expand product offerings and to enhance our own capabilities. We may continue to make strategic acquisitions and divestitures. The success of acquisitions of new technologies, companies and products, or arrangements with third parties, is not predictable and there can be no assurance that we will be successful in realizing our objectives, or that realization may not take longer than anticipated, or that there will not be unintended adverse consequences from these actions.

➢	Environmental/Litigation

Risks and uncertainties related to environmental matters are discussed previously in this section under the caption Environmental.